Exhibit 10.7

July 21, 2015 (As revised)

VIA Email

Dear Natalie,

I am very pleased to extend an offer to join Audentes Therapeutics. We believe your experience, talent, and passion will make you a wonderful addition to our team. The following outlines the terms of our offer.

Position	•	Senior Vice President, Chief Operating Officer. This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.

Responsibilities	•	In your role you will have operational responsibility for critical functions that directly impact the implementation of the Company’s short and long-term growth strategies. The functions for which you will be directly accountable are: corporate development, business development, program management, and manufacturing. In addition, you will assume a leadership role in the development of corporate strategy by partnering with me, and involving other senior leaders and the Company’s Board of Directors, to evolve and implement the strategies that bring maximal value to our stockholders, fellow employees and the patients Audentes exists to serve. In your role of having responsibility for manufacturing, you will work closely with fellow senior leaders in the build-out and start-up of the Company’s new manufacturing facility in South San Francisco. With the Business/Corporate Development and Program Management functions, you will immediately assume manager responsibility for all colleagues currently serving in these groups. You will serve as a member of the Senior Leadership Team. Other responsibilities may be assigned from time to time as the needs of the Company evolve. As a senior executive of the company, you will be expected to represent the company in a professional manner at all times.

Reporting Relationship	•	You will report to Matthew Patterson, President and Chief Executive Officer of the Company.

101 Montgomery Street • Suite 2650 • San Francisco • CA • 94104 • USA

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Location	•	You will work from the corporate headquarters located at 101 Montgomery Street, Suite 2650, SF, CA 94104. As the Company evolves, the exact location may change.

Compensation	•	You will receive a base salary of $350,000 paid semi-monthly (24 payments) less applicable payroll deductions and required withholdings.

	•	You also will be eligible for an annual bonus of up to 25% of your base salary, prorated to your start date for 2015 only, based on achievement of corporate performance (including financial) objectives and personal performance objectives, payable at the sole discretion of the CEO and the Board of Directors. Annual corporate performance objectives will be those established by the Board of Directors and your annual personal performance objectives will be mutually agreed upon in writing between you and the CEO. Your annual bonus will only be paid if you are an employee in good standing as of the date established for the payment of annual employee bonuses, and is also subject to applicable payroll deductions and required withholdings.

Equity	•	Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 385,850 shares of the Company’s Common Stock. This represents approximately 1.3% of the total number of fully diluted outstanding shares of the Company, on a pro-forma basis, that will exist following the acquisition of CardioGen Sciences, Inc.. This option shall vest, subject to your continued employment with the Company, as to one fourth (1/4) of the shares on the one year anniversary of your start date, and as to an additional one-sixteenth (1/16th) of the total number of shares subject to the option at the end of each calendar quarter thereafter. For clarity, the options granted will be fully vested after four years of continuous employment with the Company. Details of the price of these options will be provided in your stock option grant as determined by the Board of Directors.

Change of Control	•	In the event of a “change of control” of the Company, you will be provided accelerated vesting of stock options, and other

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severance benefits, in line with other Company executives at your level. Definitions of a “change of control” will be documented in an employment agreement that we will endeavor to provide to you within 60 days of your hire date. See Exhibit C attached to this offer letter that reflects the severance provisions currently being used with Company executives at your level.

Severance Benefits	•	While your employment is as an at-will employee, within that meaning under state and federal laws, severance benefits will be provided under specific circumstances. Those severance benefits will be entirely specified in your employment agreement and will be contained as part of the “change of control” provisions. See Exhibit C attached to this offer letter that reflects the severance provisions currently being used with Company executives at your level.

Performance Review	•	Your performance against goals will be verbally reviewed quarterly and annually on a written basis.

Benefits	•	You will be eligible to participate in the company’s group health and dental plan, as well as the company-sponsored 401k Plan. The details of these plans can be made available to you immediately if you desire and, in any event, will be provided to you coincidental with your joining the Company.

	•	You will be eligible for 15 days of vacation per year.

	•	In addition to any company paid holidays and your vacation days, you will be encouraged to celebrate your birthday each year by not coming to work that day. This is in keeping with the Company’s desire to celebrate both your private and professional lives.

Reimbursed Expenses	•	You will be reimbursed for approved mobile phone, travel and entertainment expenses.

Please note, your position, duties, goals, reporting relationship, work location and compensation may be modified based on your performance and evolving needs of the Company. Additionally, the Company reserves the right to modify benefits, contribution and reimbursement levels from time to time, as it deems necessary.

101 Montgomery Street • Suite 2650 • San Francisco • CA • 94104 • USA

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Audentes Therapeutics is an “at will” employer. That means the employee or the Company have the right to terminate employment, with or without advance notice, and with or without cause. Employees may be demoted and/or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than the President and CEO of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and signed by an officer of the Company and by the affected employee.

Audentes Therapeutics is committed to the highest ethical standards. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Audentes. In addition, you agree that you will not bring onto Audentes’ premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

This offer of employment is subject to establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRA,) completion of an Employment Verification Form (I-9) and the Employee Non-Disclosure, Inventions, Non-Competition And Non-Solicitation Agreement (Exhibit A) form. Please bring the appropriate documentation as outlined in the I-9 Form on your first day of work. Please note failure to provide appropriate documentation within 3 days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

We hope you find this offer of employment agreeable and will indicate your acceptance by signing, dating and returning a copy of this letter and the Exhibit A. Looking to your acceptance of this offer, we must agree on a start date that is acceptable to both you and the Company which we propose to be August 17, 2015. Please consider that if we have not heard a response from you by July 24, 2015, we will assume you are no longer interested in joining Audentes and the offer will therefore no longer be valid.

101 Montgomery Street • Suite 2650 • San Francisco • CA • 94104 • USA

www.audentestx.com

Audentes Therapeutics has set a bold mission for itself to change the quality of life of the patients we serve as we pursue high standards and meaningful opportunities for both our employees and stockholders. We look forward to hearing that you will join us in this mission.

Sincerely,

/s/ Matthew Patterson

Matthew Patterson
President and Chief Executive Officer

Accepted By:	/s/ Natalie Holles

Date:	7/21/15

101 Montgomery Street • Suite 2650 • San Francisco • CA • 94104 • USA

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Exhibit A

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Audentes Therapeutics, Inc., a Delaware corporation with its principal offices in the State of California (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3. Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4. Excluded Inventions and Other Inventions. Attached hereto as Attachment A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or

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demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5. Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Attachment B.

6. Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7. Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal

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protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10. Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

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11. No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13. Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

14. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

15. Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

101 Montgomery Street • Suite 2650 • San Francisco • CA • 94104 • USA

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16. Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17. Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18. Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this

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Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23. Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24. Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

25. Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is August 17, 2015 (the “Effective Date”).

AUDENTES THERAPEUTICS, INC.:		Employee:

By:	/s/ David Nagler	/s/ Natalie Holles

Name:	David Nagler	Natalie Holles

Name (Please Print)

Title:	SVP HR & CORP AFFAIRS

101 Montgomery Street • Suite 2650 • San Francisco • CA • 94104 • USA

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ATTACHMENT A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

X No inventions, improvements, or original works of authorship Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

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Exhibit B

CALIFORNIA LABOR CODE 2870 NOTICE:

California Labor Code Section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.

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Exhibit C

Change Of Control Language for Employment Agreement

1. Definitions.

1.1 Cause. For purposes of this Agreement, “Cause” means (i) Employee’s failure to satisfactorily perform Employee’s duties after there has been delivered to Employee a written demand for performance which describes the specific deficiencies in Employee’s performance and the specific manner in which Employee’s performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies; (ii) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company’s reputation or business, (iii) Employee engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties, (iv) Employee’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (v) Employee engaging in any other misconduct that has had or will have a material adverse effect on the Company’s reputation or business; or (vi) Employee’s breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s trade secrets or proprietary information.

1.2 Change in Control. For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

1.3 Disability shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.4 Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without the Employee’s written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i)

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through (iv) below, written notice from the Employee specifying the specific basis for Employee’s belief that Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Employee terminates employment within the earlier of ten days (10) days following expiration of such cure period or receipt from the Company that such deficiencies will not be cured: (i) a material change, adverse to Employee, in Employee’s position, titles, offices or duties; (ii) an assignment of any significant duties to Employee that are inconsistent with Employee’s positions or offices held under this Agreement; (iii) a decrease in Employee’s Base Salary by more than 10% (other than in connection with a general decrease in the base salary of all other executive officers); or (iv) the relocation of the Employee to a facility or a location more than fifty (50) miles from Employee’s then current location.

2. Effect of Separation from Service. For purposes of this Agreement, no payment will be made to Employee upon termination of Employee’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder.

2.1 Separation for Cause, Death, Disability or Voluntary Separation from Service. In the event of any separation from service of Employee’s employment by the Company for Cause or in the event of the Employee’s death, Disability or voluntary separation from service at any time and for any reason, the Employee will be paid only (i) any earned but unpaid Base Salary, and (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Employee participates, and (iii) reimbursement for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such separation from service (the “Accrued Compensation”). Employee will be allowed to exercise his vested stock options to purchase Company common stock, if any, during the time period set forth in, and in accordance with, the Plan and governing stock option agreement(s).

2.2 Separation from Service without Cause or for Good Reason Prior to a Change in Control. In the event of the Employee’s separation from service from the Company without Cause or for Good Reason, and provided that Employee delivers to the Company a signed settlement agreement and general release of claims in favor of the Company in a form reasonably specified by the Company (the “Release”), and satisfies all conditions to make the Release effective, within sixty (60) days following Employee’s separation from service, then, in addition to the Accrued Compensation, Employee shall be entitled to the following:

(a) A lump sum cash payment in an amount equal to Six (6) months of Employee’s Base Salary, payable on the Ninetieth (90th) day following the date of Employee’s separation from service; and

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(b) Provided Employee timely elects to continue health coverage under COBRA, for Employee and/or Employee’s eligible dependents, the Company shall reimburse Employee for any monthly COBRA premium payments made by Employee to continue such coverage for the Twelve (12) month period measured from the first month following the month in which Employee’s separation from service occurs.

2.3 Separation from Service Following a Change in Control. In the event of the Employee’s separation from service from the Company without Cause or for Good Reason, in each case during the period of time commencing ninety (90) days prior to the execution of a definitive agreement providing for the consummation of a Change in Control and ending on the first anniversary of the consummation of such Change in Control, and provided that Employee delivers to the Company the signed Release, and satisfies all conditions to make the Release effective, within sixty (60) days following Employee’s separation from service, then, in addition to the Accrued Compensation, Employee shall be entitled to the benefits as set forth below:

(a) The payments set forth above in Sections 9.2(a) and (b);

(b) Acceleration as to 100% of the unvested shares subject to the Option;

(c) Acceleration as to 100% of the unvested shares issued to Employee pursuant to the Purchase Agreement; and

(d) Acceleration as to 100% of the unvested portion of any other equity award granted to the Employee following the Effective Date.

For the avoidance of doubt, the severance payments and benefits payable pursuant to Section 9.2 or Section 9.3 above are not cumulative.

2.4 Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, Employee’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation

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and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

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